Exhibit 10.37

FAIR ISAAC NON-QUALIFIED DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2026)

TABLE OF CONTENTS

Page
ARTICLE I INTRODUCTION    1
1.1    Purpose of the Plan    1
1.2    Non-Qualified “Top-Hat” Plan    1
1.3    Plan Document    1
1.4    Effective Date of Document    1
ARTICLE II DEFINITIONS AND CONSTRUCTION    1
2.1    Definitions    1
2.2    Choice of Law    4
ARTICLE III PARTICIPATION AND CONTRIBUTION CREDITS    5
3.1    Participation    5
3.2    Elective Deferral Credits    5
3.3    Company Match Credits    6
ARTICLE IV ACCOUNTS AND INVESTMENT ADJUSTMENTS    7
4.1    Accounts    7
4.2    Valuation of Accounts    7
4.3    Earnings Credits    8
4.4    Statements    8
ARTICLE V VESTING    8
ARTICLE VI DISTRIBUTIONS AFTER SEPARATION OR DISABILITY    9
6.1    Benefit on Separation from Service or Disability    9
6.2    Time and Form of Distribution    9
6.3    Cash-Out of Small Accounts    11
6.4    Valuation of Accounts Following Separation from Service    12
ARTICLE VII DISTRIBUTIONS AFTER DEATH    12
7.1    Survivor Benefits    12
7.2    Beneficiary Designation    12
7.3    Successor Beneficiary    13
ARTICLE VIII CONTRACTUAL OBLIGATIONS AND FUNDING    13
8.1    Contractual Obligations    13
8.2    Funding    14
ARTICLE IX AMENDMENT AND TERMINATION OF PLAN    14
9.1    Right to Amend or Terminate    14
9.2    Effect of Termination    15
ARTICLE X ADMINISTRATION    15
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10.1    Administration    15
10.2    Correction of Errors And Duty to Review Information    16
10.3    Claims Procedure    16
10.4    Indemnification    17
10.5    Exercise of Authority    17
10.6    Telephonic or Electronic Notices and Transactions    18
ARTICLE XI MISCELLANEOUS    18
11.1    Nonassignability    18
11.2    Withholding    18
11.3    Right of Setoff    18
11.4    Uniformed Services Employment and Reemployment Rights Act    18
11.5    Successors of Fair Isaac    18
11.6    Employment Not Guaranteed    19
11.7    Gender, Singular and Plural    19
11.8    Captions    19
11.9    Validity    19
11.10    Waiver of Breach    19
11.11    Notice    19

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FAIR ISAAC NON-QUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE I

INTRODUCTION

1.1    Purpose of the Plan. The FAIR ISAAC NON-QUALIFIED DEFERRED COMPENSATION PLAN (the “Plan”) is sponsored by Fair Isaac and its Participating Affiliates to attract high quality executives and to provide eligible executives with an opportunity to save on a pre-tax basis and accumulate tax-deferred earnings to achieve their financial goals.

1.2    Non-Qualified “Top-Hat” Plan.

1.2.1    ERISA Status. The Plan is a “top-hat” plan – that is, an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1), and therefore is exempt from Parts 2, 3 and 4 of Title I of ERISA.

1.2.2    Compliance with Code § 409A. The Plan also is a nonqualified deferred compensation plan that is intended to meet the requirements of paragraph (2), (3) and (4) of Code § 409A(a) and the terms and provisions of the Plan should be interpreted and applied in a manner consistent with such requirements, including the regulations and other guidance issued under Code § 409A. While certain Accounts under this Plan reflect deferrals that were made and vested prior to January 1, 2005 (which is the effective date of Code § 409A), the intent generally is to treat such amounts as subject to Code § 409A notwithstanding the possible availability of “grandfather” treatment under Code § 409A.

1.3    Plan Document.

1.3.1    Plan Documents. The Plan document consists of this document, any appendix to this document and any document that is expressly incorporated by reference into this document.

1.3.2    Modifications by Employment or Similar Agreement. Fair Isaac or an Affiliate may be a party to an employment or similar agreement with a Participant, the terms of which may enhance or modify in some respect the benefits provided under this Plan, including, but not necessarily limited to, an enhancement to or modification of the benefit amount, payment forms and/or other rights and features of the Plan. The Plan consists only of this document and the core documents referenced in Sec. 1.3.1. Accordingly, any contractual rights that a Participant may have to any enhancement or modification called for under an employment or similar agreement are rights that derive from such agreement and not directly from the Plan. Nonetheless, the Plan will be applied in a manner that takes into account any enhancements or modifications called for under an enforceable employment or similar agreement as if such provisions were part of the Plan; provided that, no change can be made to the Plan by means of an employment or similar agreement that would not have been allowed by means of an amendment to the Plan (for example, an amendment inconsistent with Code § 409A).

1.4    Effective Date of Document. The Fair Isaac Supplemental Retirement and Savings Plan (as amended and restated) was originally effective January 1, 2009. Prior to January 1, 2009, the terms of the Plan were set forth in unadopted versions of this document and prior documents which reflect good faith compliance with the requirements of Code § 409A, and those provisions generally control prior to January 1, 2009. The Plan was amended and restated effective January 1, 2026, and the name of the Plan was changed to the “Fair Isaac Non-Qualified Deferred Compensation Plan.”

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1    Definitions.

2.1.1    “Account” means an account established for a Participant pursuant to Article IV.

2.1.2    “Affiliate” means any business entity that is required to be aggregated and treated as one employer with Fair Isaac under Code § 414(b) or (c) (and for purposes of determining whether a Separation from Service has occurred, a standard of “at least 80 percent” will be used to identify an affiliate under Code § 414(b) and (c) notwithstanding the default standard of “at least 50 percent” found in Treas. Reg. § 1.409A-1(h)(3)).

2.1.3    “Aggregated Account Balance Plan” means any other “account balance plan” (as such term is defined in Treasury Regulation § 1.409A-1(c)(2)(i)(A)) that allows deferrals at the election of the Participant, is maintained by Fair Isaac or an Affiliate, and is subject to Code § 409A.

2.1.4    “Beneficiary” means a person or persons designated as such pursuant to Sec. 7.2.

2.1.5    “Board” means the Board of Directors of Fair Isaac.

2.1.6    “Code” means the Internal Revenue Code of 1986, as amended.

2.1.7    “Company Match Credit” means a credit to the Account of a Participant pursuant to Sec. 3.3.

2.1.8    “Deferral Eligible Amounts” means a Participant’s base salary, incentive pay, bonuses and sales commission compensation from Fair Isaac and its Affiliates, plus any other payment that Fair Isaac (acting in its corporate capacity) determines in its sole discretion to be eligible for a deferral election under this Plan; provided that, incentive pay and bonuses for the performance period in which an Employee first is eligible to enroll as an Active Participant will not be included in Deferral Eligible Amounts. Fair Isaac will make a determination to include or exclude a given type of pay from being a Deferral Eligible Amount prior to the start of a given Plan Year as reflected in the payroll system starting with the first payroll date within the Plan Year, and such determination will not be modified during the Plan Year.

An Employee’s “sales commission compensation” for this purpose means compensation paid to an Employee that consists of either a portion of the purchase price for a product or service sold to an unrelated customer or an amount substantially all of which is calculated by reference to the volume of sales; provided that, compensation is sales commission compensation only if payment of the compensation is contingent on receipt of payment from the customer or the closing of the sales transaction.

2.1.9    “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

2.1.10    “Earnings Credit” means the gains and losses credited on the balance of an Account based on the choice made by the Participant (or Beneficiary after the death of the Participant) among the investment options made available under the Plan.

2.1.11    “Eligible Employee” means an Employee of Fair Isaac or a Participating Affiliate (while it is a Participating Affiliate):

(a)    Who is in salary band F or above; and

(b)    Who is on payroll in the United States.

    The Leadership Development and Compensation Committee of the Board, in its sole and absolute discretion, may determine that an Employee described above will not be an Eligible Employee, or may determine that an Employee not described above will be an Eligible Employee. However, the Plan is intended to cover only those Employees who are in a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1); and, accordingly, if any interpretation is issued by the Department of Labor that would exclude any Employee from satisfying that requirement, such Employee immediately will cease to be an Eligible Employee (and will cease to be an Active Participant as provided in Sec. 3.1.3).

2.1.12    “Employee” means any common-law employee of Fair Isaac or an Affiliate (while it is an Affiliate).

2.1.13    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.1.14    “Fair Isaac” means Fair Isaac Corporation, or any successor in interest by reason of a reorganization, merger or similar corporate transaction.

2.1.15    “Participant” means an Active Participant, or a current or former Eligible Employee who is not enrolled but who has a balance remaining in an Account under the Plan. “Active Participant” means an Eligible Employee who has enrolled in the Plan (or who previously enrolled, but without regard to whether a deferral election is currently in place) and who remains an Active Participant under Sec. 3.1.3.

2.1.16    “Participating Affiliate” means any Affiliate (while it is an Affiliate) which employs one or more Eligible Employees.

2.1.17    “Plan” means the Fair Isaac Non-Qualified Deferred Compensation Plan (prior to January 1, 2026, the Plan was known as the Fair Isaac Supplemental Retirement and Savings Plan).

2.1.18    “Plan Year” means the calendar year.

2.1.19    “Retirement” means any Separation from Service on or after the date on which the Employee:

(a)    Has attained age sixty-five (65); or

(b)    Has both attained age fifty-five (55) and completed at least ten (10) Years of Service for Vesting.

2.1.20    “Separation from Service” means that Fair Isaac and the Participant anticipate that the Participant will perform no future services (as an Employee or contractor) for Fair Isaac and its Affiliates or that the level of services the Participant will perform for Fair Isaac and its Affiliates (as an Employee or contractor) will permanently decrease to twenty percent (20%) or less of the average level of services performed over the immediately preceding thirty-six (36) month period (or the full period of services if the Participant has been providing services for less than thirty-six (36) months). In the event of a bona fide leave of absence, a Separation from Service will be deemed to have occurred on the date that is six (6) months (or in the case of a disability leave, twenty-nine (29) months) following the start of such leave; provided that, if the Participant has a statutory or contractual right to return to active employment that extends beyond the end of such leave period, the Separation from Service will be deemed to have occurred upon the expiration of such statutory or contractual right, and if the individual has a Termination of Employment during such leave period, the Separation from Service will be deemed to have occurred on such Termination of Employment. A “disability” leave for this purpose means an absence due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his/her position of employment or any substantially similar position.

    In the case of a sale or other disposition of stock or substantial assets, or other corporate transaction, whether a Separation from Service has occurred may be affected by the provisions of Sec. 8.1.3.

2.1.21    “Specified Employee” means an Employee who at any time during the twelve-(12) month period ending on the identification date was a “key employee” as defined under Code § 416(i) (applied in accordance with the regulations thereunder, but without regard to paragraph (5) thereof); provided that, an Employee will be a Specified Employee only if stock of Fair Isaac or an Affiliate is publicly traded (on an established securities market or otherwise) on the date of the Employee’s Separation from Service.

    Fair Isaac may adopt a Specified Employee Identification Policy, which specifies the identification date, the effective date of any change in the key employee group, compensation definition and other variables that are relevant in identifying Specified Employees, and which may include an alternative method of identifying Specified Employees consistent with the regulations under Code § 409A. In the absence of any such policy or policy provision, for purposes of the above, the “identification date” is each December 31st, and an Employee who satisfies the above conditions will be considered to be a “Specified Employee” from April 1st following the identification date to March 31st of the following year, and the compensation and other variables, and special rules for corporate events and special rules relating to nonresident aliens, that is necessary in identifying Specified Employees will be determined and applied in accordance with the defaults specified in the regulations under Code § 409A. Any Specified Employee Identification Policy will apply uniformly to all nonqualified deferred compensation plans subject to Code § 409A that are maintained by Fair Isaac or an Affiliate.

2.1.21    “Spouse” means a person to whom the Participant is legally married as of the determination date (including a common-law spouse in any state that recognizes common-law marriage, provided that acceptable proof and certification of common-law marriage has been received by Fair Isaac).

2.1.22    “Termination of Employment” means that the common-law employer-employee relationship has ended between the individual and Fair Isaac and its Affiliates, as determined under the employment policies and practices of Fair Isaac (including by reason of voluntary or involuntary termination, retirement, death, expiration of and failure to return from a recognized leave of absence, or otherwise). A Termination of Employment does not occur merely as a result of transfer of employment from one Affiliate to another Affiliate, or from Fair Isaac to an Affiliate or from an Affiliate to Fair Isaac. In the case of an Employee working for an Affiliate, a Termination of Employment will not occur upon the sale of the stock of such employer such that it no longer satisfies the definition of an Affiliate (assuming the individual continues in the employ of that employer or a new affiliate of that employer after the sale).

2.1.23    “Trustee” means the trustee of a trust established pursuant to Sec. 8.2.

2.1.24    “Valuation Date” means the last day of each calendar month on which trading occurs on the New York Stock Exchange.

2.1.25    “Years of Service for Vesting” means the number of years determined by:

(a)     First, measuring the number of days in the period from the date on which the Employee is hired by Fair Isaac or an Affiliate (or, if the Employee previously had a Termination of Employment at a time when he/she was not vested in the Plan and he/she had a recognized break in service, measured from the date he/she is again hired by Fair Isaac or an affiliate after the recognized break in service) to the date of his/her most recent Termination of Employment. In the case of an employer that becomes an Affiliate as a result of a stock acquisition, merger or similar corporate transaction, the measuring date will start on the date on which the employer becomes an Affiliate, unless agreed otherwise by Fair Isaac.

    A “recognized break in service for this purpose” means a period of five (5) or more consecutive years during which an individual is not an Employee measured from the date after his/her Termination of Employment.

(b)    Then, reducing that number by the number of days of any absence from employment of twelve (12) months or more that results because of a Termination of Employment (shorter absences are not subtracted).

(c)    Then, dividing that number by three-hundred and sixty five (365).

(d)    Finally, rounding the result down to the next lowest whole number (that is, fractional years are not counted).

2.2    Choice of Law. The Plan will be governed by the laws of the State of Minnesota to the extent that such laws are not preempted by the laws of the United States. All controversies, disputes, and claims arising hereunder must be submitted to the United States District Court for the District of Minnesota.

ARTICLE III

PARTICIPATION AND CONTRIBUTION CREDITS

3.1    Participation.

3.1.1    Eligible Employees. All Eligible Employees will be eligible to participate in the Plan.

3.1.2    Enrollment. An Eligible Employee who is not a participant in any other Aggregated Account Balance Plan will be allowed to enroll in the Plan during the thirty (30) day period following the date he/she is notified of eligibility for the Plan, with enrollment to be effective as of the first payroll period that starts following the close of such enrollment period. Otherwise, an Eligible Employee may elect to enroll for a Plan Year during the annual enrollment period established by Fair Isaac for such Plan Year, which annual enrollment period will be a period of not less than thirty (30) days that ends not later than the last day of the prior Plan Year.

Enrollment is required and must be made in such manner and in accordance with such rules as may be prescribed for this purpose by Fair Isaac (including by means of a voice response or other electronic system under circumstances authorized by Fair Isaac).

3.1.3    End of Active Participation and Participation. An Active Participant will continue as an Active Participant until the earliest of the following:

(a)    The date of his/her Separation from Service;

(b)    The date on which the Plan is terminated and liquidated pursuant to Sec. 9.2.2; or

(c)    The last day of the Plan Year in which the Participant ceases to be an Eligible Employee (other than as a result of Separation from Service) or the Plan Year in which the Plan is terminated other than pursuant to Sec. 9.2.3.

A Participant will continue as a Participant until having received a full distribution of the benefit due under the Plan.

3.2    Elective Deferral Credits.

3.2.1    Elective Deferral Credits. Elective Deferral Credits will be made for each pay date on behalf of each Active Participant who has enrolled in the Plan and who thereby elects to have his/her Deferral Eligible Amounts reduced in order to receive Elective Deferral Credits. The Elective Deferral Credits for a pay date will be credited to the appropriate Account on or as soon as administratively practicable after the pay date in an amount equal to the amount of the reduction in Deferral Eligible Amounts.

    An Eligible Employee may elect to reduce his/her Deferral Eligible Amounts as follows for any pay date:

(a)    In the case of base pay or sales commission compensation, any whole percent, but not more than fifty percent (50%).

(b)    In the case of incentive pay or bonuses, any whole percent, but not more than seventy-five percent (75%).

(c)    Any election against other Deferral Eligible Amounts will be subject to such minimum and/or maximums as may be determined by Fair Isaac.

An election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by Fair Isaac (including by means of a voice response or other electronic system under circumstances authorized by Fair Isaac). An election must be made as part the of enrollment process described in Sec. 3.1.2 and may specify an investment election for purposes of Sec. 4.3.2, a payment timing election for purposes of Sec. 6.2.1, and a payment form election for purposes of Sec. 6.2.4.

FICA taxes due on Elective Deferral Credits, plus pyramided income taxes on such FICA amounts will be drawn from the Plan and will reduce the net Elective Deferral Credit to the extent other compensation is not available to provide for FICA.

3.2.2    Elections Relate to Services Performed After the Election. An election applicable to base pay or sales commission compensation must be made by December 31st of the Plan Year prior to the Plan Year in which the services are performed that give rise to the right to receive such Deferral Eligible Amounts. For this purpose, the services that give rise to sales commission compensation are treated as being performed in the Plan Year in which the customer remits payment to Fair Isaac or an Affiliate that gives rise to the sales commission compensation to the Participant.

    An election applicable to any incentive pay or bonus that is attributable to a performance or service period of less than twelve (12) months (for example, the six (6) month performance periods contemplated under the incentive plans maintained by Fair Isaac for 2007 – the Management Incentive Plan and Broad-Based Incentive Plan) must be made by December 31st of the Plan Year prior to the Plan Year in which such performance or service period begins.

    Notwithstanding the above, for the Plan Year in which an Eligible Employee is first notified of eligibility for the Plan, an election made within the thirty (30) day period referenced in Sec. 3.1.2 (if applicable to the Eligible Employee) may apply to base pay and sales commission compensation attributable to pay periods, and any incentive pay or bonus attributable to a performance or service period, that starts on or after the effective date of enrollment as provided in Sec. 3.1.2.

3.2.3    Elections are Irrevocable for the Plan Year. An election will not be “evergreen” – that is, an election made for a given Plan Year (including for any incentive pay or bonus for a fiscal year that starts within such Plan Year) will not automatically be carried over and applied to the next Plan Year. An election will be irrevocable for a given Plan Year (or fiscal year) after the December 31st by which such election is required to made under Sec. 3.2.2; except that, Elective Deferrals will automatically stop if the Participant ceases to be an Active Participant during the Plan Year (or fiscal year).

3.2.4    Final Payroll Period Within Year. An election in effect for a given Plan Year (or portion thereof) with respect to base pay or sales commission compensation that is paid as part of payroll will apply only to payroll periods ending within the Plan Year – that is, in the case of the final payroll period starting within a Plan Year, if such payroll period ends in the following Plan Year, the election in effect for the following Plan Year will apply to amounts payable for such payroll period.

3.2.5    Limits. Fair Isaac may, in its sole discretion, limit the minimum or maximum amount of Elective Deferrals that are allowed under the Plan by any Participant or any group of Participants provided that such limit is established prior to the beginning of the Plan Year or prior to enrollment of the affected Participant.

3.3    Company Match Credits. After each Plan Year, Fair Isaac will make a Company Match Credit to the Plan on behalf of a Participant based on the Elective Deferral Credits made on behalf of the Participant for the Plan Year based on the matching contribution formula available under the Fair

Isaac 401(k) Plan (taking into account for this purpose the Code § 401(a)(17) limit), reduced by the amount of matching contributions actually received by the Participant under the Fair Isaac 401(k) Plan for that Plan Year. The Company will credit the Company Match Credits to the Participant’s Company Match Account within 60 days of the end of the Plan Year.

ARTICLE IV

ACCOUNTS AND INVESTMENT ADJUSTMENTS

4.1    Accounts.

4.1.1    Types of Accounts. The following Accounts will be maintained under the Plan on behalf of each Participant:

(a)    “Elective Deferral Account” to reflect any Elective Deferral Credits for a Plan Year beginning on or after January 1, 2005 (plus applicable Earnings Credits), with a separate such Account maintained for each Plan Year (or for each Plan Year for which a unique form of distribution election is made by the Participant).

(b)    “Company Match Account” to reflect any Company Match Credits for a Plan Year beginning on or after January 1, 2005 (plus applicable Earnings Credits), with a separate such Account maintained for each Plan Year (or for each Plan Year for which a unique form of distribution election is made by the Participant).

(c)    “Accumulation Account” to reflect all Elective Deferral Credits and Company Match Credits for Plan Years prior to January 1, 2005 (plus applicable Earnings Credits).

Additional Accounts may also be maintained if considered appropriate by Fair Isaac in the administration of the Plan.

4.1.2    Balance of Accounts. Accounts will have a cash balance expressed in United States Dollars.

4.1.3    Accounts for Bookkeeping Only. Accounts are for bookkeeping purposes only and the maintenance of Accounts will not require any segregation of assets of Fair Isaac or any Participating Affiliate. Neither Fair Isaac nor any Participating Affiliate will have any obligation whatsoever to set aside funds for the Plan or for the benefit of any Participant or Beneficiary, and no Participant or Beneficiary will have any rights to any amounts that may be set aside other than the rights of an unsecured general creditor of Fair Isaac or a Participating Affiliate that employs (or employed) the Participant.

4.2    Valuation of Accounts.

4.2.1    Daily Adjustments. Accounts will be adjusted from time to time as follows:

(a)    Elective Deferral and Company Match Credits. Elective Deferral Credits and Company Match Credits will be added to the balance of the Account as of the date specified in Secs. 3.2 and 3.3.

(b)    Earnings Credits. Earnings Credits will be added to (or subtracted) from the balance of the Account as of each Valuation Date as provided in Sec. 4.3.

(c)    Distributions. The distributions made from an Account will be subtracted from the balance of the Account as of the date the distribution is made from the Plan.

4.2.2    Processing Transactions Involving Accounts. Accounts generally will be adjusted to reflect Elective Deferral Credits, Company Match Credits, Earnings Credits, distributions and other transactions as provided in Sec. 4.2.1. However, all information necessary to properly reflect a given transaction in an Account may not be immediately available, in which case the transaction will be reflected in the Account when such information is received and processed. Further, Fair Isaac reserves the right to delay the processing of any Elective Deferral Credit, Company Match

Credit, Earnings Credit, distribution or other transaction for any legitimate administrative reason (including, but not limited to, failure of systems or computer programs, failure of the means of the transmission of data, force majeure, the failure of a service provider to timely receive net asset values or prices, or to correct for its errors or omissions or the errors or omissions of any service provider).

4.3    Earnings Credits.

4.3.1    Adjustment to Reflect Earnings Credits. Accounts will be adjusted (increased or decreased) as of each Valuation Date to reflect Earnings Credits as determined under Sec. 4.3.2.

4.3.2    Earnings Credits. Fair Isaac will establish a procedure by which a Participant (or Beneficiary following the death of a Participant) may elect to have his/her Earnings Credits determined based the performance of one or more investment options deemed to be available under the Plan. The Investment Committee of Fair Isaac, in its sole discretion, will determine the investment options that will be available as benchmarks for determining the Earnings Credit, which may include mutual funds, common or commingled investment funds or any other investment option deemed appropriate by Fair Isaac. The Investment Committee of Fair Isaac may at any time and from time to time add to or remove from the investment options deemed to be available under the Plan.

A Participant (or Beneficiary following the death of the Participant) will be allowed on a hypothetical basis to direct the investment of his/her Account among the investment options available under the Plan. Hypothetical investment directions may be given with such frequency as is deemed appropriate by Fair Isaac, and must be made in such percentage or dollar increments, in such manner and in accordance with such rules as may be prescribed for this purpose by Fair Isaac (including by means of a voice response or other electronic system under circumstances so authorized by Fair Isaac). If an investment option has a loss, the Earnings Credit attributable to such investment option will serve to reduce the Account; similarly, if an investment option has a gain, the Earnings Credit attributable to such investment option will serve to increase the Account. If the Participant fails to elect an investment option, the Earnings Credit will be based on a money market investment option or such other investment option as may be selected for this purpose by the Investment Committee of Fair Isaac.

4.3.3    Hypothetical Investments. All investment directions of a Participant or Beneficiary will be on a “hypothetical” basis for the sole purpose of establishing the Earnings Credit for his/her Account – that is, the Account will be adjusted for Earnings Credits as if the Account were invested pursuant to the investment directions of the Participant or Beneficiary, but actual investments need not be made pursuant to such directions. However, Fair Isaac, in its sole discretion and without any obligation, may direct that investments be made per the investment directions of Participants and Beneficiaries.

4.4    Statements.

4.4.1    Statements. Fair Isaac may cause benefit statements to be issued from time to time advising Participants and Beneficiaries of the balance and/or investment of their Accounts, but it is not required to issue benefits statements.

4.4.2    Errors on Statements and Responsibility to Review. Fair Isaac may correct errors that appear on benefit statements at any time, and the issuance of a benefit statement (and any errors that may appear on a statement) will not in any way alter or affect the rights of a Participant or a Beneficiary with respect to the Plan.

    Each Participant or Beneficiary has a duty to promptly review each benefit statement and to notify Fair Isaac of any error that appears on such statement as provided in Sec. 10.2.2.

ARTICLE V

VESTING

A Participant will at all times have a fully vested interest in his/her Accounts under the Plan.

ARTICLE VI

DISTRIBUTIONS AFTER SEPARATION OR DISABILITY

6.1    Benefit on Separation from Service, Disability or on a Designated Date. Subject to Sec. 6.2.8, a Participant will receive a distribution of the full balance of his/her Accounts following his/her Separation from Service or Disability in accordance with the terms of this Article. Notwithstanding the preceding sentence, and subject to Sec. 6.2.8, for Accounts consisting of Elective Deferral Credits related to Deferral Eligible Amounts for services performed in Plan Years beginning on or after January 1, 2026 and related Company Match Credits and Earnings Credits (“Post-2025 Accounts”), a Participant will receive a distribution of the full balance of his/her Accounts following his/her Separation from Service or Disability, or, if earlier, on a specified month and date elected by the Participant (“Designated Date”), in accordance with the terms of this Article.

6.2    Time and Form of Distribution.

6.2.1    Time of Distribution Post-2025 Accounts. Subject to Sec. 6.2.8, a distribution of a Participant’s Post-2025 Accounts will be made, or installment distributions will commence, if installments are elected by the Participant, at the following time, or, if earlier and elected by the Participant, on the Designated Date:

(a)    Specified Employees. In the case of a Participant who is a Specified Employee:

(1)    In the case of Disability, a distribution will be made (or installments distributions will commence) as of the first day of the first (1st) calendar month following the Participant’s Disability.

(2)    In the case of Separation from Service, a distribution will be made (or installment distributions will commence) as of the first day of the seventh (7th) calendar month following the Participant’s Separation from Service. A distribution to a Specified Employee made due to Separation from Service will not under any circumstances be made prior to the date specified above following Separation from Service, except in the case of the intervening death of the Participant as provided in Sec. 7.1.1.

(b)    Participants Other than Specified Employees. In the case of any other Participant, a distribution will be made (or installment distributions will commence) as of the first day of the first (1st) calendar month following the Participant’s Separation from Service or Disability.

Separate Accounts will be established for the Elective Deferral Credits and Company Match Credits for each Plan Year, and a Participant can make a separate election of time and form of distribution for the Accounts for each Plan Year. A Participant shall elect to receive or commence distribution on the earlier of (i) Separation from Service or (ii) a Designated Date, which shall be no earlier than January of the second (2nd) Plan Year following the Plan Year for which the Account was established.

6.2.2    Time of Distribution Pre-2026 Accounts. Subject to Sec. 6.2.8, a distribution of a Participant’s Accounts consisting of Elective Deferral Credits related to Deferral Eligible Amounts for services performed in Plan Years beginning on or after January 1, 2005 but before January 1, 2026 and related Company Match Credits and Earnings Credits, and excluding any amounts in the

Participant’s Accumulation Account (“Pre-2026 Accounts”) will be made, or installment distributions will commence, if installments are elected by the Participant, at the following time:

(a)    Specified Employees. In the case of a Participant who is a Specified Employee:

(1)    In the case of Disability, a distribution will be made (or installments distributions will commence) as of the first day of the first (1st) calendar month following the Participant’s Disability.

(2)    In the case of Separation from Service, a distribution will be made (or installment distributions will commence) as of the first day of the seventh (7th) calendar month following the Participant’s Separation from Service. A distribution to a Specified Employee made due to Separation from Service will not under any circumstances be made prior to the date specified above following Separation from Service, except in the case of the intervening death of the Participant as provided in Sec. 7.1.1.

(b)    Participants Other than Specified Employees. In the case of any other Participant, a distribution will be made (or installment distributions will commence) as of the first day of the first (1st) calendar month following the Participant’s Separation from Service or Disability.

6.2.3    Time of Distribution – Administrative Delay. Any payment may be delayed if necessary for administrative reasons, at the sole discretion of Fair Isaac, to a later date within the calendar year or, if later, to the fifteenth (15th) day of the third calendar month following the date described in Secs. 6.2.1 or Sec. 6.2.2.

6.2.4    Form of Distribution Post-2025 Accounts. A distribution of a Participant’s Post-2025 Accounts will be made in the following form as elected by the Participant:

(a)    A single-sum distribution of the full balance of the Participant’s Account; or

(b)    Annual installments over a period certain not to exceed ten (10) years.

In the case of installments, the first annual installment will be made as of the date specified in Sec. 6.2.1, and subsequent annual installments will be made on each anniversary date of the first installment payment date, subject to Sec. 6.2.3. A right to each installment payment is to be treated as a right to a separate payment for purposes of Code § 409A.

A Participant must make an election of the form of distribution with respect to each Plan Year for each Account maintained on his/her behalf under the Plan.

6.2.5    Form of Distribution Pre-2026 Accounts. Subject to 6.2.8, a distribution of a Participant’s Pre-2026 Accounts will be made in the following form:

(a)    Retirement or Disability. In the case of Retirement or Disability, a distribution will be made in either of the following forms as elected by the Participant:

        (1)    A single-sum distribution of the full balance of the Participant’s Account; or

(2)    Annual installments over a period certain not to exceed ten (10) years.

(b)    Other Terminations. In the case of a Separation from Service other than Retirement, a distribution will be in the form of a single-sum distribution of the full balance of the Participant’s Account; provided that, in the case of an Accumulation Account, a distribution may be made in a different form pursuant to an election under Sec. 6.2.6.

In the case of installments, the first annual installment will be made as of the date specified in Sec. 6.2.2, and subsequent annual installments will be made on each anniversary date of the first installment payment date, subject to Sec. 6.2.3. A right to each installment payment is to be treated as a right to a separate payment for purposes of Code § 409A.

A Participant must make an election of the form of distribution with respect to each Plan Year for each Account maintained on his/her behalf under the Plan.

6.2.6    Form of Distribution Accumulation Account, Elections for Pre-2007 Accounts. Notwithstanding any contrary provision, a Participant will be allowed to make a distribution election for his/her Accumulation Account and/or his/her Elective Deferral and Company Match Accounts for the 2005 and 2006 Plan Years (“2005 and 2006 Accounts”) by December 31, 2006, consistent with the transition rules allowed under Code § 409A as specified in IRS Notice 2005-1, Q&A-19(c), and as modified by the Notice of Proposed Rulemaking published in the Federal Register on October 4, 2005. Such election will be irrevocable after December 31, 2006, but will not be effective with respect to any amount that would otherwise be payable in 2006 and will not be effective to cause any amount payable in a year after 2006 to be paid in 2006.

A Participant will be allowed to elect one of the forms of distribution allowed under Sec. 6.2.5(a) (but subject to the cash-out rule of Sec. 6.3), to apply to his/her Accumulation Account upon any Separation from Service, regardless of whether the Separation is a Retirement or due to Disability. Such distribution will be made (or installment distributions will commence) at the time specified in Sec. 6.2.2.

6.2.7    Elections Required. A Participant will be required to file or have filed a form of distribution election, and, for Post-2025 Accounts, an election of a Designated Date, if desired, as a condition of participation in the Plan for a given Plan Year (or the remaining portion thereof). If a Participant fails to properly complete an election form, the default time of payment will be upon a Separation from Service and the default form of payment will be a single-sum distribution.

6.2.8    Additional Deferral Election. A Participant may change certain elections made under Secs. 6.2.1, 6.2.2, 6.2.4, 6.2.5, or 6.2.6 by making a subsequent irrevocable election (“Additional Deferral Election”) as described below:

(a)    Post-2025 Accounts. A Participant may make an Additional Deferral Election with respect to each Post-2025 Account to change the form of distribution from a lump sum to installments or to increase the number of installments elected under Sec. 6.2.4 or to select a later time of distribution, provided that only one Additional Deferral Election may be made with respect to each election made under Sec. 6.2.1 with respect to time of distribution or 6.2.4 with respect to form of distribution, the Additional Deferral Election shall not be effective for twelve (12) months following the date it is made, a change in the time or form of distribution shall mean that the distribution shall commence on the five-year anniversary of the date the distribution would otherwise be made or commence under Sec. 6.2.1, and any new Designated Date must be no earlier than the five-year anniversary of the original Designated Date.

(b)    Pre-2026 Accounts. A Participant may make an Additional Deferral Election with respect to each Pre-2026 Account under Sec. 6.2.5 or, for 2005 and 2006 Accounts, under Sec. 6.2.6, to change the form of distribution upon Retirement/Disability or non-Retirement Separation from Service from a lump sum to annual installments of up to ten (10) years. Only one Additional Deferral Election may be made with respect to each Pre-2026 Account, the Additional Deferral Election shall not be effective for twelve (12) months following the date it is made, and a change in the form of distribution for Separation from Service or Retirement shall mean that the distribution shall commence on the five-year anniversary of the date the distribution would otherwise be made or commence under Sec. 6.2.2.

6.2.9    Distribution Election Procedures. A distribution election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by Fair Isaac (including by means of a voice response or other electronic system under circumstances authorized by Fair Isaac).

    A distribution election will be effective only if it is received in properly completed form by Fair Isaac as part of the enrollment for the Plan Year for which the Account being distributed is established, and thereafter may not be modified, except as provided in Sec 6.2.8.

6.3    Cash-Out of Small Accounts.

6.3.1    Mandatory Cash-Out. If the balance of a Participant’s Accounts does not exceed ten thousand dollars ($10,000) as of the scheduled payment date under Secs. 6.2.1 or 6.2.2., then, notwithstanding that the Participant may otherwise be eligible for installments under Sec. 6.2.4, 6.2.5, or 6.2.6, the full balance of such Accounts will be paid in a single-sum distribution in full settlement of all obligations under the Plan.

6.3.2    Discretionary Cash-Out at the Direction of Fair Isaac. If the balance (or remaining balance) of a Participant’s Accounts, together with his/her interest under all other Aggregated Account Balance Plans does not exceed the applicable dollar amount then in effect under Code § 402(g)(1)(B) as of the scheduled payment date under Secs. 6.2.1 or 6.2.2, or as of any date thereafter while the Participant is receiving installment payments under Sec. 6.2.4, 6.2.5, or 6.2.6, then Fair Isaac may, in its sole discretion, direct that the Participant be paid the balance (or remaining balance) of his/her Accounts under this Plan, plus his/her entire interest under all other Aggregated Account Balance Plans be distributed to the Participant in a single-sum distribution in full settlement of all obligations under the Plan and other Aggregated Account Balance Plans maintained by Fair Isaac and its Affiliates.

6.4    Valuation of Accounts Following Separation from Service. An Account will continue to be credited with Earnings Credits in accordance with Article IV until it is paid in full to the Participant or Beneficiary.

ARTICLE VII

DISTRIBUTIONS AFTER DEATH

7.1    Survivor Benefits.

7.1.1    Survivor Benefits – General. If a Participant dies prior to the full distribution of his/her Accounts (including any death during the delayed payment period specified in Sec. 6.2.1(a)(2) or Sec. 6.2.2(a)(2)), his/her Beneficiary will be entitled to a survivor benefit under the Plan. The survivor benefit will consist of a single lump-sum payment in an amount equal to the total balance (or total remaining balance) in the Accounts. The survivor benefit will be paid on or as soon as administratively practicable after Fair Isaac determines that a survivor benefit is payable under the Plan – that is, the date Fair Isaac is provided with the documentation necessary to establish the fact of death of the Participant and the identity and entitlement of the Beneficiary.

7.1.2    Special Rule if Death Occurs During Installment Pay-out. Notwithstanding any contrary provision, if the Participant dies while he/she is receiving installments under Sec. 6.2.4(b) or Sec. 6.2.5(a)(2) with respect to an Account, such installments will continue to his/her Beneficiary over the same period such installments would have been paid to the Participant unless the Beneficiary otherwise elects a single-sum distribution by the December 31 of the year that follows the year of the Participant’s death.

7.2    Beneficiary Designation.

7.2.1    General Rule. A Participant may designate any person (natural or otherwise, including a trust or estate) as his/her Beneficiary to receive any balance remaining in his/her Accounts when he/she dies, and, subject to the consent requirements of Sec. 7.2.2, may change or revoke a Beneficiary designation previously made without the consent of any current Beneficiary.

7.2.2    Special Requirements for Married Participants. If a Participant has a Spouse at the time of death, such Spouse will be his/her Beneficiary unless the Spouse has consented in writing to the designation of a different Beneficiary. Consent of a Spouse will be deemed to have been obtained if it is established to the satisfaction of Fair Isaac that such consent cannot be obtained because the Spouse cannot be located. Consent by a Spouse will be effective only with respect to such Spouse, and cannot be revoked. A Beneficiary designation that has received spousal consent cannot be changed without spousal consent.

A Beneficiary designation will be automatically revoked upon marriage (other than common law marriage) of a Participant unless the new Spouse was designated as Beneficiary. Further, if a Spouse is designated as Beneficiary, such designation will be automatically revoked upon the divorce of the Participant and former Spouse.

7.2.3    Form and Method of Designation. A Beneficiary designation must be made on such form and in accordance with such rules as may be prescribed for this purpose by Fair Isaac. A Beneficiary designation will be effective (and will revoke all prior designations) if it is received by Fair Isaac (or if sent by mail, the post-mark of the mailing is) prior to the date of death of the Participant. Fair Isaac may rely on the latest Beneficiary designation on file (or if an effective designation is not on file may direct that payment be made pursuant to the default provision of the Plan) and will not be liable to any person making claim for such payment under a subsequently filed designation or for any other reason.

    Fair Isaac may rely on the latest designation on file with it (or may direct that payment be made pursuant to the default provision if an effective designation is not on file) and will not be liable to any person making claim for such payment under a subsequently filed designation or for any other reason.

    If a Participant designates a Beneficiary by name that is accompanied by a description of a business, legal or family relationship to the Participant (e.g., “spouse”, “business partner”, “landlord”), such Beneficiary will be deemed to have predeceased the Participant if such relationship has been dissolved or no longer exists at the death of the Participant. If a Participant designates a Beneficiary by name that is accompanied by a description of a personal relationship to the Participant (e.g., “friend”), the dissolution of that relationship will not affect the designation.

7.2.4    Default Designation. If a Beneficiary designation is not on file, or if a Beneficiary designation is revoked by divorce or otherwise and a new designation is not on file at death, or if no designated Beneficiary survives the Participant, the Beneficiary will be the following:

(a)    Surviving Spouse. The Participant’s Spouse (if surviving).

(b)    Estate. Otherwise, the Participant’s estate.

7.3    Successor Beneficiary. If a Beneficiary survives the Participant but dies before receiving payment of the balance due to such Beneficiary, the balance will be payable to the surviving contingent Beneficiary designated by the Participant or, if there is no surviving contingent Beneficiary, then to the estate of the deceased Beneficiary.

ARTICLE VIII

CONTRACTUAL OBLIGATIONS AND FUNDING

8.1    Contractual Obligations.

8.1.1    Obligations of Employer. The Plan creates a contractual obligation on the part of Fair Isaac and each Participating Affiliate to provide benefits as set forth in the Plan with respect to:

(a)    Participants who are employed with Fair Isaac or that Participating Affiliate;

(b)    Participants who were employed with Fair Isaac or that Participating Affiliate prior to Termination of Employment; and

(c)    Beneficiaries of the Participants described in (a) and (b).

A Participating Affiliate is not responsible for (and has no contractual obligation with respect to) benefits payable to a Participant who is or was employed with Fair Isaac or another Participating Affiliate unless the second Participating Affiliate is a successor to the legal liabilities of the first Participating Affiliate (for example, as a result of a merger). If a Participant is employed with two or more employers (Fair Isaac and a Participating Affiliate, or two or more Participating Affiliates, etc.), either concurrently or at different times, each will be responsible for the benefit attributable to Elective Deferral Credits and Company Match Credits made with respect to the period while the Participant was employed with that employer, adjusted for Earnings Credits.

8.1.2    Guarantee by Company. Fair Isaac will guarantee and assume secondary liability for the contractual commitment of each Participating Affiliate under Sec. 8.1.1.

8.1.3    Transfer of Liability in Corporate Transaction. In the event of a sale of the stock to an unrelated buyer, or a similar corporate transaction, where an employer ceases as a result of the transaction to be an Affiliate, for any individual who remains employed with the employer after it ceases to be an Affiliate, the transaction will not be deemed to constitute a Separation from Service and benefits thereafter will be paid in accordance with the terms of the Plan or, if applicable, the successor plan established by the buyer or an affiliate in a manner consistent with Code § 409A.

    In the event of a sale of substantial assets (such as a plant or division, or substantially all assets of a trade or business) of Fair Isaac or an Affiliate to an unrelated buyer, Fair Isaac and the buyer may agree to transfer the contractual obligation and liability for benefits with respect to any individual who becomes an employee of the buyer or an affiliate of the buyer upon the closing or in connection with such transaction. In such case, the transaction will not be deemed to constitute a Separation from Service and benefits thereafter will be paid in accordance with the terms of the Plan or a successor plan established by the buyer or an affiliate in a manner consistent with Code § 409A.

8.2    Funding.

8.2.1    Establishment and Funding of Rabbi Trust. Fair Isaac may, in its sole and absolute discretion, establish a “rabbi” trust to serve as a funding vehicle for benefits payable under the Plan. Neither Fair Isaac nor any Participating Affiliate will have any obligation to establish such a trust, or to fund such trust if established. Any rabbi trust hereby established may be revocable if so established under the terms of the trust.

Any rabbi trust used to fund benefits payable under this Plan may be used to fund benefits payable under any other non-qualified deferred compensation plan maintained by Fair Isaac or any Participating Affiliate.

The assets of any rabbi trust hereby established will not be held or transferred outside of the United States, and the trust will not have any other feature that would result in a transfer of property being deemed to have occurred under Code § 409A (for example, there will be no funding obligation or restrictions on assets in connection with a change in financial health of Fair Isaac or any Affiliate). Further, neither Fair Isaac nor any Affiliate will transfer or contribute any funds during any “restricted period,” as defined in Code § 409A(b)(3)(B), to any rabbi trust established hereunder. If any funds are transferred or contributed during a restricted period and Fair Isaac certifies in writing that such transfer or contribution was disallowed under this provision, the funds will be deemed to have been transferred or contributed under a mistake of fact and will be returned to Fair Isaac, along with any earnings allocable to such funds, regardless of whether the rabbi trust’s terms establish it as revocable or irrevocable.
8.2.2    Effect on Benefit Obligations. The establishment and funding of a rabbi trust will not affect the contractual obligations of Fair Isaac and each Participating Affiliate under Sec. 8.1, except that such obligations with respect to any Participant or Beneficiary will be offset to the extent that payments actually are made from the trust to such Participant or Beneficiary. In the case of any transfer of contractual obligations and liabilities under Sec. 8.1.3, the parties may arrange for a transfer of trust assets to a rabbi trust maintained by the buyer or an affiliate of the buyer.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.1    Right to Amend or Terminate.

9.1.1    Action by Board of Directors. Fair Isaac may amend or terminate the Plan at any time and for any reason by action of the Board or its Leadership Development and Compensation Committee.

9.1.2    Delayed Timing of Amendment or Termination Effective Date Under Code § 409A. The Board or its Leadership Development and Compensation Committee generally will determine the effective date of any amendment to the Plan. However, if Code § 409A requires a delayed effective date (for example, if an amendment changes a deferral rule in a way that must be delayed for twelve (12) months), then the amendment will be effective as of the later of the date determined by the Board or its Leadership Development and Compensation Committee in connection with the amendment, or the earliest effective date allowed under Code § 409A.

    The Board or its Leadership Development and Compensation Committee generally will determine the effective date of a termination of the Plan. However, a termination of the Plan will not be effective to cause a deferral election in place under the Plan for a Plan Year (including for any incentive pay or bonus for a fiscal year that starts within such Plan Year) to be modified or discontinued prior to the end of such Plan Year (or fiscal year), unless the Plan is terminated and liquidated pursuant to Sec. 9.2.2.

9.2    Effect of Termination.

9.2.1    No Negative Effect an Balances or Vesting. Fair Isaac may not amend or terminate the Plan in a manner that has the effect of reducing the balance or vested percentage of any Participant’s or Beneficiary’s Accounts except if Fair Isaac makes a good faith determination that either the amendment is required by law or the failure to adopt the amendment would have an adverse tax consequences to the Participants affected by such amendment.

9.2.2    Liquidation Terminations. Fair Isaac may terminate the Plan and provide for the acceleration and liquidation of all benefits remaining due under the Plan pursuant to Treas. Reg. § 1.409A-3(j)(4)(ix). In the event of such termination and liquidation, all deferrals and credits under the Plan will be discontinued (and all Active Participants will cease to be Active Participants) as of the termination date established by Fair Isaac, and all benefits remaining due will be paid in a lump-sum at a time specified by Fair Isaac as part of the action terminating the Plan and consistent with Treas. Reg. § 1.409A-3(j)(4)(ix).

9.2.3    Other Terminations. Fair Isaac may terminate the Plan other than pursuant to Treas. Reg. § 1.409A-3(j)(4)(ix). In the event of such termination, all deferrals and credits under the Plan will be discontinued (and all Active Participants will cease to be Active Participants) as of the end of the Plan Year (or, in the case of deferrals or credits attributable to incentive pay or bonus for a fiscal year that starts within such Plan Year, after the payment of such incentive pay or bonus), but all benefits remaining payable under the Plan will be paid at the same time and in the same form as if the termination had not occurred – that is, the termination will not result in any acceleration of any distribution under the Plan.

ARTICLE X

ADMINISTRATION

10.1    Administration.

10.1.1    Company. Fair Isaac is the administrator of the Plan with authority to control and manage the operation and administration of the Plan and make all decisions and determinations incident thereto. Action on behalf of Fair Isaac as administrator may be taken by any of the following:

(a)    Leadership Development and Compensation Committee. The Leadership Development and Compensation Committee of Fair Isaac is responsible for determining whether an Employee should no longer be an Eligible Employee or should become an Eligible Employee, and making all determinations expressly specified in the Plan.

(b)    Policy and Oversight Committee. The Policy and Oversight Committee of Fair Isaac is responsible for all matters relating to the overall and day-to-day administration of the Plan, and the selection and monitoring of non-investment service providers (including the selection of recordkeeper) with respect to the Plan, including determinations as to whether a Participant is entitled to a distribution from the Plan and whether a Participant has a Disability.

(c)    Investment Committee. The Investment Committee of Fair Isaac is responsible for all investment matters relating to the Plan, including the selection of the funds available for hypothetical investments by Participants and Beneficiaries, and the actual investment of assets that may be (but are not required to be) set aside to hedge liabilities resulting from the Plan, and actual investment of any rabbi trust assets if such a trust is established and funded, including the selection and monitoring investment providers (including the Trustee) with respect to the Plan.

Day-to-day non-discretionary administration of the Plan may be performed by the Benefits Department.

10.1.2    Third-Party Service Providers. Fair Isaac may from time to time contract with or appoint a recordkeeper or other third-party service provider for the Plan. Any such recordkeeper or other third-party service provider will serve in a non-discretionary capacity and will act in accordance with directions given and/or procedures established by Fair Isaac.

10.1.3    Rules of Procedure. Fair Isaac may establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan.

10.2    Correction of Errors And Duty to Review Information.

10.2.1    Correction of Errors. Errors may occur in the operation and administration of the Plan. Fair Isaac reserves the right to cause such equitable adjustments to be made to correct for such errors as it considers appropriate (including adjustments to Participant or Beneficiary Accounts), which will be final and binding on the Participant or Beneficiary.

10.2.2    Participant Duty to Review Information. Each Participant and Beneficiary has the duty to promptly review any information that is provided or made available to the Participant or Beneficiary and that relates in any way to the operation and administration of the Plan or his/her elections under the Plan (for example, to review payroll stubs to make sure a contribution election is being implemented appropriately, to review benefit statements to make sure investment elections are being implemented appropriately, to review summary plan descriptions and prospectuses, etc.) and to notify Fair Isaac of any error made in the operation or administration of the Plan that affects the Participant or Beneficiary within thirty (30) days of the date such information is provided or made available to the Participant or Beneficiary (for example, the date the information is sent by mail or the date the information is provided or made available electronically). If the Participant or Beneficiary fails to review any information or fails to notify

Fair Isaac of any error within such period of time, he/she will not be able to bring any claim seeking relief or damages based on the error.

    If Fair Isaac is notified of an alleged error within the thirty (30) day time period, Fair Isaac will investigate and either correct the error or notify the Participant or Beneficiary that it believes that no error occurred. If the Participant or Beneficiary is not satisfied with the correction (or the decision that no correction is necessary), he/she will have sixty (60) days from the date of notification of the correction (or notification of the decision that no correction is necessary), to file a formal claim under the claims procedures under Sec. 10.3.

10.3    Claims Procedure.

10.3.1    Claims Procedure. If a Participant or Beneficiary does not feel as if he/she has received full payment of the benefit due to such person under the Plan, or if a Participant or Beneficiary feels that an error has been made with respect to his/her Account and has satisfied the requirements in Sec. 10.2.2, the Participant or Beneficiary may file a written claim with Fair Isaac setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Policy and Oversight Committee will determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant will be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant will have up to one hundred and eighty (180) days to supplement the claim information, and the claimant will be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period.

    A claim for benefits which is denied will be denied by written notice setting forth in a manner calculated to be understood by the claimant:

(a)    Reason for Denial. The specific reason or reasons for the denial, including a specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based;

(b)    Information Necessary to Process. A description of any additional material or information that is necessary to process the claim; and

(c)    Explanation of Review Procedures. An explanation of the procedure for further reviewing the denial of the claim.

10.3.2    Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review will be undertaken by the Policy and Oversight Committee and will be a full and fair review. The claimant will have the right to review all pertinent documents. The Policy and Oversight Committee will issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision will be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review. The decision on review will be in writing and will include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based. Following the claims procedures through to completion is a condition of filing an arbitration action under Sec. 10.3.3.

10.3.3    Arbitration. If a Participant or Beneficiary follows the claims procedure but his/her final appeal is denied, he/she will have one year to file an arbitration action with respect to that claim, and failure to meet the one-year deadline will extinguish his/her right to file an arbitration action with respect to that claim.

    Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures will be settled by arbitration in accordance with the employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration will be made in writing to the opposing party and to the American Arbitration Association within one year after the claim, dispute or other matter in question has arisen. In no event will a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrator(s) will be final and may be enforced in any court of competent jurisdiction.

The arbitrator(s) may award reasonable fees and expenses to the prevailing party in any dispute hereunder and will award reasonable fees and expenses in the event that the arbitrator(s) find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

10.3.4    Participant Responsible for Timely Action Under Code § 409A. The Participant will be solely responsible for taking prompt actions in the event of disputed payments as necessary to avoid any adverse tax consequences under Code § 409A, even if action is required to be taken under Code § 409A in a more timely manner than is required under the claims procedures of Sec. 10.3.

10.4    Indemnification. Fair Isaac and the Participating Affiliates jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer, and employee against any and all liabilities, losses, costs, or expenses (including legal fees) of whatsoever kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services in the administration of the Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost, or expense arises.

10.5    Exercise of Authority. Fair Isaac, the Board, the Leadership Development and Compensation Committee of the Board, the Policy and Oversight Committee, the Investment Committee and any person who has authority with respect to the management, administration or investment of the Plan may exercise that authority in its/his/her full discretion. This discretionary authority includes, but is not limited to, the authority to make any and all factual determinations and interpret all terms and provisions of this document (or any other document established for use in the administration of the Plan) relevant to the issue under consideration. The exercise of authority will be binding upon all persons; and it is intended that the exercise of authority be given deference in all courts of law to the greatest extent allowed under law, and that it not be overturned or set aside by any court of law unless found to be arbitrary and capricious.

10.6    Telephonic or Electronic Notices and Transactions. Any notice that is required to be given under the Plan to a Participant or Beneficiary, and any action that can be taken under the Plan by a Participant or Beneficiary (including enrollments, changes in deferral percentages, loans, withdrawals, distributions, investment changes, consents, etc.), may be made or given by means of voice response or other electronic system to the extent so authorized by Fair Isaac.

ARTICLE XI

MISCELLANEOUS

11.1    Nonassignability.

11.1.1    General Rule Regarding Assignment. Neither the rights of, nor benefits payable to, a Participant or Beneficiary under the Plan may be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Such interest and benefits will be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishments or executions to the fullest extent allowed by law, except as provided in Sec. 11.1.2.

11.1.2    Domestic Relations Orders. The Plan will comply with any court order purporting to divide the benefits payable under this Plan pursuant to a state’s domestic relations laws, to the extent permitted under Code § 409A. However, such court order shall be deemed to only apply to such amounts that actually become payable to a Participant under the terms of this Plan (and shall not create a separate interest in favor of the alternate payee).

11.2    Withholding. A Participant must make appropriate arrangements with Fair Isaac or a Participating Affiliate for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, Fair Isaac or a Participating Affiliate may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.

11.3    Right of Setoff. Notwithstanding any other provisions of this Plan, Fair Isaac reserves the right to withhold and setoff from any distribution or payments to a Participant or Beneficiary under the Plan any amount owed to Fair Isaac or an Affiliate by the Participant, whether such obligation is matured or unmatured and however arising, at the time of (and with priority over) any such distribution or payment. Further, Fair Isaac reserves the right to withhold and setoff from the Participant’s Account any amount owed to Fair Isaac or an Affiliate by the Participant, as satisfaction of such obligation of the Participant, where such obligation is incurred in the ordinary course of the service relationship between the Participant and Fair Isaac or an Affiliate, the entire amount of reduction in any of Fair Isaac’s taxable years that does not exceed five thousand dollars ($5,000), and the reduction is made at the same time and in the same amount as the obligation otherwise would have been due and collected from the Participant.

11.4    Uniformed Services Employment and Reemployment Rights Act. Deferral elections and changes to the time and form of payment shall be allowed in a manner consistent with the Uniformed Services Employment and Reemployment Rights Act (USERRA), to the extent also allowed under Code § 409A.

11.5    Successors of Fair Isaac. Any successor or assign of Fair Isaac will succeed to the rights and obligations of Fair Isaac under the Plan.

11.6    Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continued employment with Fair Isaac or a Participating Affiliate.

11.7    Gender, Singular and Plural. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

11.8    Captions. The captions of the articles, paragraphs and sections of this document are for convenience only and will not control or affect the meaning or construction of any of its provisions.

11.9    Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

11.10    Waiver of Breach. The waiver by Fair Isaac of any breach of any provision of the Plan will not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

11.11    Notice. Any notice or filing required or permitted to be given to Fair Isaac or the Participant under this Agreement will be sufficient if made in writing and hand-delivered, or sent by registered or certified mail, in the case of Fair Isaac, to the principal office of Fair Isaac, directed to the attention of Fair Isaac, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of Fair Isaac. Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to Fair Isaac may be permitted by electronic communication according to specifications established by Fair Isaac.